IBJ Schroder Bank & Trust Company
            New York, New York 10004


       Notice to Brokers, et al. Regarding the Offer to Purchase for Cash:

  Up to 1,000,000 Outstanding Shares of Common Stock, $.10 Par Value Per Share,
                                       of
                        Security Investments Group, Inc.
                        At a Price of $2.00 Net per Share

                                       By
          Alliance Standard III L.L.C. and Alliance Standard III Corp.

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 24, 1998,
                          UNLESS THE OFFER IS EXTENDED.
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To Brokers, Dealers, Commercial Banks, Trust Companies
         and Other Nominees:

         We have been appointed to act as Depositary in connection with the offer by Alliance Standard III L.L.C. and Alliance Standard III Corp.
(collectively, the "Purchasers"), to purchase up to the amount of securities described above (the "Shares") issued by Security Investments Group, Inc., a Delaware corporation (the "Company"), at the price set forth above, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase for Cash, dated January 21, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which collectively constitute the "Offer").

         We enclose copies of the following documents:

                  1.       The Offer to Purchase;

                  2. The Letter of Transmittal to be used by holders of the Shares in accepting the Offer;

                  3. A printed form of letter which you may send to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

                  4. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

                  5.   Guidelines   of  the   Internal   Revenue   Service   for
        certification of Taxpayer Identification Number on Substitute Form W-9; and

                  6. A return envelope addressed to the Depositary.

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



         Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, February 24, 1998, unless extended.

         The Offer is conditioned upon, among other things, the absence (immediately prior to the Expiration Date) of any pending or threatened legal actions or proceedings that would, in the absolute judgment of the Purchasers, prohibit the Offer or have a material adverse effect on the assets, business or prospects of the Company or the outcome of the Action (as defined in the Offer).

         In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any signature guarantees or other required documents should be sent to the Depositary, and certificates representing the tendered Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

         If holders of Shares wish to tender, but it is impracticable for them to forward their certificates prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "Section 2, Procedures for Tendering Shares" in the Offer to Purchase.

         The Purchasers will pay soliciting dealer's fees of $0.20 per Share to brokers, dealers and other persons for soliciting tenders of Shares from their clients pursuant to the Offer. The Purchasers will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchasers will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         Additional copies of the enclosed materials may be obtained from MacKenzie Partners, Inc., the Information Agent.

         Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                              Very truly yours,

                                              IBJ SCHRODER BANK & TRUST COMPANY


                           ---------------------------


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE DEPOSITARY, THE PURCHASERS, ANY AFFILIATES OF THE PURCHASERS, OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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